SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 5, 2009

Xcel Energy Inc.

(Exact name of registrant as specified in its charter)

Minnesota

(State or other jurisdiction of incorporation)

001-3034	41-0448030
(Commission File Number)	(IRS Employer Identification No.)

414 Nicollet Mall, Minneapolis, MN	55401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 612-330-5500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On Nov. 3, 2008, Northern States Power Company (NSP-Minnesota), a Minnesota corporation, a wholly owned subsidiary of Xcel Energy Inc., filed a request with the Minnesota Public Utilities Commission (MPUC) to increase Minnesota electric rates by $156 million annually, or 6.05 percent.  The request is based on a 2009 forecast test year, an electric rate base of $4.1 billion, a requested return on equity (ROE) of 11.00 percent, and an equity ratio of 52.5 percent.

In December 2008, the MPUC approved an interim rate increase of $132 million, or 5.12 percent, effective Jan. 2, 2009.  The primary difference between interim rate levels approved and NSP-Minnesota’s request of $156 million is due to a previously authorized ROE of 10.54 percent and NSP-Minnesota’s requested ROE of 11.00 percent.

On April 7, 2009, intervenors submitted direct testimony.  The Office of Energy Security (OES) recommended a revenue increase of $72 million, based on a ROE of 10.88 percent and an equity ratio of 52.5 percent.  The recommended revenue increase included recognition of a 10 year life extension of the Prairie Island nuclear plant, resulting in a decrease of approximately $40 million in depreciation and decommissioning expenses and rejection of our proposed nuclear rate stability plan.  These adjustments reduce NSP-Minnesota’s overall revenue deficiency while at the same time reducing expense accruals by $40 million.  The Office of the Attorney General (OAG) recommended recognition of depreciation and decommissioning cost decreases resulting from the Prairie Island life extension in the current proceeding and rejection of the proposed nuclear rate stability plan.

On May 5, 2009, NSP-Minnesota filed rebuttal testimony that reduces its rate increase request to $138 million. The reduction of $18 million is primarily associated with cost decreases in certain commodities, management initiatives to defer a wage increase for non-bargaining employees, reductions in employee expenses and lower projected short-term capacity costs since the time of filing. Offsetting these reductions are increases in health care and pension costs.  This revised rate increase amount also includes a reduction of $2.4 million associated with the State Energy Policy rider, which NSP-Minnesota has now proposed to continue to be recovered separately through the existing rider.

The rebuttal testimony also offered an alternative proposal to reflect a three-year life extension for both decommissioning and depreciation expense accruals for the Prairie Island nuclear plant.  NSP-Minnesota’s original proposal only included an extension of the decommissioning expense accrual.  This alternative would further reduce depreciation expense by $17 million.  The revenue requirement under NSP-Minnesota’s alternative proposal is $121 million.

Also on May 5, 2009, the OAG filed testimony that recommended disallowance of certain Board of Directors’ and employees’ expenses, the aggregate of which NSP-Minnesota estimates to be less than $1.5 million.  In addition, the OAG recommended use of different allocators for corporate costs that would reduce the deficiency by $3.4 million.

A final decision from the MPUC is expected in the third quarter of 2009.  The following procedural schedule has been established:

•                  State agency and intervenor surrebuttal testimony on May 26, 2009; and

•                  Evidentiary hearings are scheduled for June 2-9, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xcel Energy Inc. (a Minnesota Corporation)

/s/ BENJAMIN G.S. FOWKE III
Benjamin G.S. Fowke III
Executive Vice President and Chief Financial Officer

May 7, 2009